FOR IMMEDIATE RELEASE	NEWS
August 11, 2021	NYSE: NGS
Exhibit 99.1

Natural Gas Services Group, Inc.
Reports Second Quarter 2021 Financial and Operating Results

Second Quarter 2021 Highlights

•Rental revenue of $15.6 million, an increase of 2% when compared to the first quarter of 2021 and 3% when compared to the second quarter of 2020.
•80 new compression units set during the second quarter of 2021, including a record 28 large horsepower units.
•Net loss of $1.9 million ($0.14 loss per basic and diluted share) a reduction of $1.5 million when compared to the first quarter of 2021 and $2.1 million when compared to the second quarter of 2020.
•Adjusted EBITDA of $4.5 million. Please see Non-GAAP Financial Measures - Adjusted EBITDA, below.
•During the six months ended June 30, 2021, the Company repurchased 175,007 shares of common stock (approximately 1.3% of shares outstanding), with a value of approximately $1.9 million, at an average purchase price of $10.81 per share of common stock.

MIDLAND, Texas August 11, 2021 - Natural Gas Services Group, Inc. (“NGS” or the “Company”) (NYSE:NGS), a leading provider of natural gas compression equipment and services to the energy industry, today announced financial results for the three and six months ended June 30, 2021.

"The second quarter marked an important inflection point for Natural Gas Services Group," said Stephen C. Taylor, Chairman, President and Chief Executive Officer. "While we continue to monitor the impact of the COVID pandemic, higher energy prices and improved production activity led to an acceleration in the deployment of rental compression. We set 80 new compressor packages, including a record number of high-horsepower units which will provide rental revenue with solid margins in the coming quarters."

"While the increased activity provides a clear path to improved revenues and profitability for our company, it does not come without costs and logistical challenges," Taylor added. "A portion of the initial deployment expenses are booked before full quarterly rental revenue is realized which had a timing impact on the quarter. In addition, to ensure we could meet the service needs of all current and new customers, we experienced higher rates of hiring and higher labor costs which had an impact on expenses especially related to the deployment of new rental equipment."

"Finally, customer-dictated deferred maintenance, a result of the pandemic, and meaningful price inflation across our business, from rare metals used in emissions catalysts to consumables such as oil and antifreeze, also had an impact on deployment and service expenses," said Taylor. "Going forward we should be able to mitigate much of these costs through rental rate and service pricing improvements."

"We continue to set and start-up new units, albeit at a more moderate pace, which will further grow the installed rental base in the second-half of the year," Taylor concluded. "While that will also add setting and start-up expense to our profile, it is transient and our vigilance and adjusted pricing should help lessen the impact of the inflation experienced as a result of the logistics and labor challenges brought about by the increased activity."

Revenue: Total revenue for the three months ended June 30, 2021 increased to $17.7 million from $17.4 million for the three months ended June 30, 2020. This increase was primarily due to an increase in rental and service and maintenance revenues. Rental revenue increased 3.2% to $15.6 million in the second quarter of 2021 from $15.1 million in the second quarter of 2020 due to increased horsepower utilization. As of June 30, 2021 we had 1,245 units (287,365 horsepower) rented units compared to 1,273 units (284,373 horsepower) rented units as of June 30, 2020. Sequentially, total revenue decreased 3.5% in the second quarter of 2021 compared to $18.4 million in the first quarter of 2021 primarily due to a $1.9 million decrease in compressor sales as we had no compressor sales during the three months ended June 30, 2021.

Gross Margins: Total gross margins decreased to $473,000 for the three months ended June 30, 2021 compared to $2.7 million for the same period in 2020. Total adjusted gross margin, exclusive of depreciation, for the three months ended June 30, 2021, decreased to $6.6 million from $8.8 million for the same period ended June 30, 2020. This decrease was primarily attributable to increased costs of rentals primarily driven by significant increases in new set activity as well as customer driven parts replacement activity, much of which was delayed by the pandemic. For the newly set units, specifically on our higher horsepower units, we typically incur higher costs at initial deployment than our normal monthly run rates. During the three months ended June 30, 2021, our Permian operating region set over 50 units, 27 of which were 400 horse power or greater. These cost increases were partially offset by increased rental revenues. Sequentially, total gross margin decreased to $473,000 for the three months ended June 30, 2021 compared to $2.4 million for the three months ended March 31, 2021. Excluding depreciation, total adjusted gross margin decreased to $6.6 million during the second quarter of 2021 compared to $8.6 million during the first quarter of 2021. This sequential decrease was primarily due to lower rental margins driven by significant increases in new set activity as well as customer driven parts replacement activity, much of which was delayed by the pandemic. Please see discussions of Non-GAAP Financial Measures - Adjusted Gross Margin, below.

Operating Loss: Operating loss for the three months ended June 30, 2021 was $2.3 million compared to an operating loss of $148,000 for the three months ended June 30, 2020. Operating loss increased due to decreased rental margins as discussed above. Similarly, operating loss increased in the second quarter of 2021 to $2.3 million from $369,000 during the first quarter of 2021 due to decreased rental margins.

Net (Loss) Income: Net loss for the three months ended June 30, 2021 was $1.9 million ($0.14 per basic and diluted shares) compared to net income of $165,000 ($0.01 and $0.01 per basic and diluted shares, respectively) for the three months ended June 30, 2020. The decrease in net income during the second quarter of 2021 was mainly due to decreased rental margins partially offset by a $339,000 income tax benefit related to an increase in net operating losses that may be utilized to reduce future taxable income. Sequentially, net loss during the second quarter of 2021 of $1.9 million ($0.14 per basic and diluted shares) compares to net loss of $394,000 ($0.03 per basic and diluted shares) during the first quarter of 2021. This sequential decrease was primarily due to decreased rental margins.

Adjusted EBITDA: Adjusted EBITDA decreased to $4.5 million for the three months ended June 30, 2021 from $7.1 million for the same period in 2020. This decrease was primarily attributable to lower rental margins as well as approximately $200,000 of higher health insurance expenses and higher cash compensation expenses. Sequentially, adjusted EBITDA decreased to $4.5 million for the three months ended June 30, 2021 from $6.3 million in the previous quarter. This increase was attributable to lower rental margins combined with higher health insurance expenses.

Cash flows: At June 30, 2021, cash and cash equivalents were approximately $26.2 million, while working capital was $57.9 million with no outstanding debt. For the six months of 2021, cash flows from operating activities was $12.8 million, while cash flows used in investing activities was $12.6 million. Cash flows used in investing activities included $12.6 million in capital expenditures, of which $12.0 million was dedicated to rental capital expenditures.

"As evidenced by our balance sheet, we continued to operate without debt and maintained a strong cash profile," added Taylor. "In addition, we made a significant investment in our own company, repurchasing over 175,000 shares of common stock during the quarter, a prudent use of our capital given our current equity value."

Selected data: The tables below show, for the three and six months ended June 30, 2021 and 2020, revenues and percentage of total revenues, along with our gross margin and adjusted gross margin (exclusive of depreciation and amortization), as well as, related percentages of revenue for each of our product lines. Adjusted gross margin is the difference between revenue and cost of sales, exclusive of depreciation.

	Revenue
	Three months ended June 30,				Six months ended June 30,
	2021		2020		2021		2020
	(in thousands)
Rental	$15,613	88%	$15,131	87%	$30,954	86%	$31,231	88%
Sales	1,573	9%	2,008	12%	4,284	12%	3,458	10%
Service & Maintenance	563	3%	266	2%	908	2%	606	2%
Total	$17,749		$17,405		$36,146		$35,295

	Gross Margin
	Three months ended June 30,				Six months ended June 30,
	2021		2020		2021		2020
	(in thousands)
Rental	$450	3%	$2,432	16%	$2,572	8%	$4,629	15%
Sales	(275)	(17)%	78	4%	(251)	(6)%	(283)	(8)%
Service & Maintenance	298	53%	159	60%	586	65%	365	60%
Total	$473	3%	$2,669	15%	$2,907	8%	$4,711	13%

	Adjusted Gross Margin (1)
	Three months ended June 30,				Six months ended June 30,
	2021		2020		2021		2020
	(in thousands)
Rental	$6,531	42%	$8,502	56%	$14,715	48%	$16,705	53%
Sales	(204)	(13)%	148	7%	(108)	(3)%	(141)	(4)%
Service & Maintenance	313	56%	166	62%	610	67%	381	63%
Total	$6,640	37%	$8,816	51%	$15,217	42%	$16,945	48%

(1) For a reconciliation of adjusted gross margin to its most directly comparable financial measure calculated and presented in accordance with GAAP, please read “Non-GAAP Financial Measures - Adjusted Gross Margin” below.

Non-GAAP Financial Measure - Adjusted Gross Margin: “Adjusted Gross Margin” is defined as total revenue less cost of sales (excluding depreciation expense). Adjusted gross margin is included as a supplemental disclosure because it is a primary measure used by management as it represents the results of revenue and cost of sales (excluding depreciation expense), which are key operating components. Adjusted gross margin differs from gross margin in that gross margin includes depreciation expense. We believe adjusted gross margin is important because it focuses on the current operating performance of our operations and excludes the impact of the prior historical costs of the assets acquired or constructed that are utilized in those operations. Depreciation expense reflects the systematic allocation of historical property and equipment values over the estimated useful lives.

Adjusted gross margin has certain material limitations associated with its use as compared to gross margin. Depreciation expense is a necessary element of our costs and our ability to generate revenue. Management uses this non-GAAP measure as a supplemental measure to other GAAP results to provide a more complete understanding of the company's performance. As an indicator of operating performance, adjusted gross margin should not be considered an alternative to, or more meaningful than, gross margin as determined in accordance with GAAP. Adjusted Gross margin may not be comparable to a similarly titled measure of another company because other entities may not calculate adjusted gross margin in the same manner.

The following table calculates gross margin, the most directly comparable GAAP financial measure, and reconciles it to adjusted gross margin:

	Three months ended June 30,		Six months ended June 30,
	2021	2020	2021	2020
	(in thousands)		(in thousands)
Total revenue	17,749	$17,405	$36,146	35,295
Costs of revenue, exclusive of depreciation	(11,109)	(8,589)	(20,929)	(18,350)
Depreciation allocable to costs of revenue	(6,167)	(6,147)	(12,310)	(12,234)
Gross margin	473	2,669	2,907	4,711
Depreciation allocable to costs of revenue	6,167	6,147	12,310	12,234
Adjusted Gross Margin	$6,640	$8,816	$15,217	$16,945

Non-GAAP Financial Measures - Adjusted EBITDA: “Adjusted EBITDA” reflects net income or loss before interest, taxes, depreciation and amortization, non-cash stock compensation expense, impairment of goodwill, increases in inventory allowance and retirement of rental equipment. Adjusted EBITDA is a measure used by management, analysts and investors as an indicator of operating cash flow since it excludes the impact of movements in working capital items, non-cash charges and financing costs. Therefore, Adjusted EBITDA gives the investor information as to the cash generated from the operations of a business. However, Adjusted EBITDA is not a measure of financial performance under accounting principles GAAP, and should not be considered a substitute for other financial measures of performance. Adjusted EBITDA as calculated by NGS may not be comparable to Adjusted EBITDA as calculated and reported by other companies. The most comparable GAAP measure to Adjusted EBITDA is net income (loss).

The following table reconciles our net (loss) income, the most directly comparable GAAP financial measure, to Adjusted EBITDA:

	Three months ended June 30,		Six months ended June 30,
	2021	2020	2021	2020
	(in thousands)		(in thousands)
Net (loss) income	$(1,918)	$165	$(2,313)	$4,247
Interest expense	14	8	16	11
Income tax expense (benefit)	(339)	57	(213)	(4,486)
Depreciation and amortization	6,326	6,301	12,623	12,541
Non-cash stock compensation expense	422	563	896	1,066
Adjusted EBITDA	$4,505	$7,094	$11,009	$13,379

Conference Call Details:

Teleconference: Thursday, August 12, 2021 at 10:00 a.m. Central (11:00 a.m. Eastern).  Live via phone by dialing 877-358-7306, pass code “Natural Gas Services”.  All attendees and participants to the conference call should arrange to call in at least 5 minutes prior to the start time.

Live Webcast: The webcast will be available in listen only mode via our website www.ngsgi.com, investor relations section.

Webcast Reply: For those unable to attend or participate, a replay of the conference call will be available within 24 hours on the NGS website at www.ngsgi.com.

Stephen C. Taylor, President and CEO of Natural Gas Services Group, Inc. will be leading the call and discussing the financial results for the three and six months ended June 30, 2021.

About Natural Gas Services Group, Inc. (NGS): NGS is a leading provider of gas compression equipment and services to the energy industry. The Company manufactures, fabricates, rents, sells and maintains natural gas compressors and combustion systems for oil and natural gas production and plant facilities. NGS is headquartered in Midland, Texas, with fabrication facilities located in Tulsa, Oklahoma and Midland, Texas, and service facilities located in major oil and natural gas producing basins in the U.S. Additional information can be found at www.ngsgi.com.

Cautionary Note Regarding Forward-Looking Statements: Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties, which may cause NGS's actual results in future periods to differ materially from forecasted results. Those risks include, among other things: the potential impacts of the COVID-19 pandemic on the Company’s business; a prolonged, substantial reduction in oil and natural gas prices which could cause a decline in the demand for NGS's products and services; the loss of market share through competition or otherwise; the introduction of competing technologies by other companies; and new governmental safety, health and environmental regulations which could require NGS to make significant capital expenditures. The forward-looking statements included in this press release are only made as of the date of this press release, and NGS undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances. A discussion of these factors is included in the Company's most recent Annual Report on Form 10-K, as well as the Company’s Form 10-Q for the quarterly period ended June 30, 2021, as filed with the Securities and Exchange Commission.

For More Information, Contact:	Alicia Dada, Investor Relations
(432) 262-2700 Alicia.Dada@ngsgi.com
www.ngsgi.com

NATURAL GAS SERVICES GROUP, INC. CONDENSED CONSOLIDATED BALANCE SHEETS (in thousands, except per share amounts) (unaudited)

	June 30, 2021	December 31, 2020
ASSETS
Current Assets:
Cash and cash equivalents	$26,173	$28,925
Trade accounts receivable, net of allowance for doubtful accounts of $1,203 and $1,161, respectively	12,229	11,884
Inventory	21,348	19,926
Federal income tax receivable	11,538	11,538
Prepaid income taxes	39	66
Prepaid expenses and other	775	379
Total current assets	72,102	72,718
Long-term inventory, net of allowance for obsolescence of $37 and $221, respectively	1,171	1,065
Rental equipment, net of accumulated depreciation of $187,087 and $175,802, respectively	208,176	207,585
Property and equipment, net of accumulated depreciation of $15,103 and $13,916, respectively	21,180	21,749
Right of use assets - operating leases, net of accumulated amortization of $465 and $356, respectively	375	483
Intangibles, net of accumulated amortization of $2,071 and $2,008, respectively	1,088	1,151
Other assets	2,507	2,050
Total assets	$306,599	$306,801
LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts payable	$2,425	$2,373
Accrued liabilities	10,998	6,770
Line of credit	—	417
Current operating leases	131	198
Deferred income	693	1,103
Total current liabilities	14,247	10,861
Deferred income tax liability	41,666	41,890
Long-term operating leases	244	285
Other long-term liabilities	2,541	2,221
Total liabilities	58,698	55,257
Commitments and contingencies
Stockholders’ Equity:
Preferred stock, 5,000 shares authorized, no shares issued or outstanding	—	—
Common stock, 30,000 shares authorized, par value $0.01; 13,394 and 13,296 shares issued, respectively	134	133
Additional paid-in capital	113,175	112,615
Retained earnings	136,974	139,286
Treasury Shares, at cost, 213 and 38 shares, respectively	(2,382)	(490)
Total stockholders' equity	247,901	251,544
Total liabilities and stockholders' equity	$306,599	$306,801

NATURAL GAS SERVICES GROUP, INC. CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (in thousands, except earnings per share) (unaudited)

	Three months ended
	June 30,
	2021	2020
Revenue:
Rental income	$15,613	$15,131
Sales	1,573	2,008
Service and maintenance income	563	266
Total revenue	17,749	17,405
Operating costs and expenses:
Cost of rentals, exclusive of depreciation stated separately below	9,082	6,629
Cost of sales, exclusive of depreciation stated separately below	1,777	1,860
Cost of service and maintenance, exclusive of depreciation stated separately below	250	100
Selling, general and administrative expenses	2,607	2,663
Depreciation and amortization	6,326	6,301
Total operating costs and expenses	20,042	17,553
Operating loss	(2,293)	(148)
Other income (expense):
Interest expense	(14)	(8)
Other income (expense), net	50	378
Total other income (expense), net	36	370
Loss before provision for income taxes	(2,257)	222
Income tax (expense) benefit	339	(57)
Net (loss) income	$(1,918)	$165
(Loss) earnings per share:
Basic	$(0.14)	$0.01
Diluted	$(0.14)	$0.01
Weighted average shares outstanding:
Basic	13,305	13,237
Diluted	13,305	13,480

NATURAL GAS SERVICES GROUP, INC. CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (in thousands) (unaudited)
	Six months ended
	June 30,
	2021	2020
CASH FLOWS FROM OPERATING ACTIVITIES:
Net (loss) income	$(2,313)	$4,247
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation and amortization	12,623	12,541
Amortization of debt issuance costs	7	—
Deferred income taxes	(224)	399
Stock-based compensation	896	1,066
Bad debt allowance	65	63
Gain on sale of assets	—	(273)
Loss (gain) on company owned life insurance	(188)	92
Changes in operating assets and liabilities:
Trade accounts receivables	(410)	(2,631)
Inventory	(1,543)	5,262
Federal income tax receivable	—	(14,992)
Prepaid expenses and prepaid income taxes	(369)	(95)
Accounts payable and accrued liabilities	4,281	(536)
Deferred income	(410)	(515)
Deferred tax liability increase due to tax law change	—	10,103
Other	337	71
NET CASH PROVIDED BY OPERATING ACTIVITIES	12,752	14,802
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of rental equipment, property and other equipment	(12,567)	(10,989)
Purchase of company owned life insurance	(55)	(196)
Proceeds from sale of property and equipment	—	383
Proceeds from sale of deferred compensation mutual fund	—	10
NET CASH USED IN INVESTING ACTIVITIES	(12,622)	(10,792)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from loan	—	4,601
Repayment of loan	—	(4,601)
Payments of other long-term liabilities, net	(1)	(2)
Repayments of long-term debt	(237)	—
Repayments of line of credit	(417)	—
Purchase of treasury shares	(1,892)	—
Taxes paid related to net share settlement of equity awards	(335)	(149)
NET CASH USED IN FINANCING ACTIVITIES	(2,882)	(151)
NET CHANGE IN CASH AND CASH EQUIVALENTS	(2,752)	3,859
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	28,925	11,592
CASH AND CASH EQUIVALENTS AT END OF PERIOD	$26,173	$15,451
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Interest paid	$9	$11
Income taxes paid	$—	$63
NON-CASH TRANSACTIONS
Right of use asset acquired through an operating lease	$—	$5